FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises                                    Charles Allen (investors)
(801) 345-6110                                         Jonathon Hamilton (media)
(801) 345-2144

           NU SKIN ENTERPRISES COMPLETES ACQUISITION OF BIG PLANET(TM)

PROVO, Utah -- July 20, 1999 -- Nu Skin Enterprises, Inc. (NYSE: NUS) today announced it has completed the acquisition of Big Planet, Inc. for approximately $37 million. Big Planet is an innovative provider of Internet-based technology and communications products and services for individuals and small businesses. Big Planet offers several Internet devices including the iPhone(R). The company has sold more than 10,000 iPhones since its introduction in October 1998. Big Planet also has more than 28,000 Internet service subscribers, more than 20,000 long-distance users and an agreement with AT&T to provide wireless phone service. The company offers on-line shopping through "Bpstore.com," which has numerous current affiliations with third party vendors and planned additions of "NetGrocer.com" and "Borders.com" in the near future.
         The Big Planet acquisition is the final step in Nu Skin's strategy to bring all of its private affiliates into the public company. Earlier this year, Nu Skin completed the acquisitions of Nu Skin Canada, Nu Skin Mexico and Nu Skin Guatemala. Nu Skin Enterprises also terminated the company's licensing agreement with Nu Skin USA, allowing the company to sell products directly to customers in the United States.
         "With the completion of the Big Planet acquisition, Nu Skin Enterprises now offers three distinct business opportunities: Nu Skin Personal Care, Pharmanex(R) (nutritional supplements) and Big Planet," said Steven J. Lund, president and chief executive officer. "We believe that each opportunity appeals to different people and increases the reach of our company and its distributors. The Big Planet opportunity is designed to attract technology savvy entrepreneurs."
         Mr. Lund concluded, "In addition to a new business opportunity, Big Planet provides a center for technology development that is being adapted and used across all Nu Skin divisions. Big Planet combines with Pharmanex and Nu Skin Personal Care to bring a suite of attractive business opportunities to our U.S. market. We plan to leverage this suite of business opportunities in the future through our distributors worldwide."
                                    - more -

Nu Skin Enterprises
July 20, 1999
Page 2

         The Company Nu Skin Enterprises, Inc. is one of the largest direct selling companies in the world. The company's products are sold in 28 countries throughout the Americas, Europe and the Asia Pacific region. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS."
         Nu Skin Enterprises news releases are available online at www.nuskin.com or through the Company News On-Call fax service. For a menu of Nu Skin Enterprises news or to retrieve a specific release, call 800-758-5804, extension 119638.

Please note: This press release contains forward-looking statements concerning, among other things, the acquisition of Big Planet(TM), the anticipated effect of such acquisition, the company's plans for Big Planet including product offerings, and the global leveraging of the company's suite of business opportunities. Nu Skin Enterprises wishes to caution and advise readers that these statements involve risks and uncertainties that could cause outcomes to differ materially from any forward-looking statement or views expressed herein. These risks and uncertainties include, but are not limited to: (i) the risk that Big Planet will continue to incur significant operating losses and that the company will be unable to operate Big Planet profitably in a highly competitive market; (ii) failure of Big Planet products and services to gain market acceptance; (iii) the inability of the company to integrate the business of Big Planet successfully; and (iv) the significant laws and regulations applicable to the products and services offered by Big Planet and the products offered by Pharmanex(R), which could delay or prevent the company from introducing certain of such products into its markets including Japan. Any forward-looking statements are further qualified by a detailed discussion of certain associated risks that can be found in the documents filed by the company with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q and the risk factors set forth in the company's most recent Registration Statement on Form S-3.

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